                                                                EXHIBIT 17(G)(1)

IMO INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)


                                                            POST-ACQUISITION   PRE-ACQUISITION
                                                               AUGUST 29,        JANUARY 1,
                                                                 1997 TO            1997 TO             YEAR ENDED DECEMBER 31,
                                                               DECEMBER 31,       AUGUST 28,           -------------------------
                                                                  1997               1997              1996*               1995*
                                                                  ----               ----              -----               -----
NET SALES                                                     $    106,711       $    210,151       $    309,511       $    297,114
Cost of products sold                                               76,597            145,276            220,589            212,787
                                                              ------------       ------------       ------------       ------------

GROSS PROFIT                                                        30,114             64,875             88,922             84,327

Selling, general and administrative expenses                        21,411             46,724             62,514             60,457
Research and development expenses                                    1,913              3,636              4,455              3,930
Unusual items                                                        5,000             26,344             17,440              8,124
                                                              ------------       ------------       ------------       ------------

INCOME (LOSS) FROM OPERATIONS                                        1,790            (11,829)             4,513             11,816


Interest expense                                                     8,069             18,190             25,981             22,648

Interest income                                                       (622)              (921)            (1,450)            (2,169)
Other (income) expense                                                (336)               513                355               (370)
Equity in loss (income) of unconsolidated companies                    133                386                 32               (302)
                                                              ------------       ------------       ------------       ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND EXTRAORDINARY ITEM                               (5,454)           (29,997)           (20,405)            (7,991)

 Income taxes (benefit):
           Current                                                     235              1,254              2,663              1,831
          Deferred                                                    --                 --               10,000            (17,000)
                                                              ------------       ------------       ------------       ------------
     Total Income Taxes (Benefit)                                      235              1,254             12,663            (15,169)
                                                              ------------       ------------       ------------       ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEM                                                (5,689)           (31,251)           (33,068)             7,178

Discontinued operations:
  Income (loss) from operations (net of income tax
    expense of  $77, $664, $1,037 and $1,256)                       (3,753)             2,372             (8,705)             5,351
  Estimated (loss) gain on disposal (net of income taxes of
    $5.2 million in 1995)                                           (8,430)              --               (8,142)            21,625
                                                              ------------       ------------       ------------       ------------
     Total Income (Loss) from Discontinued Operations              (12,183)             2,372            (16,847)            26,976
                                                              ------------       ------------       ------------       ------------


Extraordinary Item - Loss on Extinguishment of Debt                 (3,348)              --               (8,455)            (4,444)
                                                              ------------       ------------       ------------       ------------

NET INCOME (LOSS)                                             $    (21,220)      $    (28,879)      $    (58,370)      $     29,710
                                                              ============       ============       ============       ============

EARNINGS (LOSS) PER SHARE, BASIC AND DILUTED:
          Continuing operations before extraordinary item     $       (.33)      $      (1.82)      $      (1.93)      $        .42
          Discontinued operations                                     (.71)               .14               (.99)              1.58
          Extraordinary item                                          (.20)              --                 (.49)              (.26)
                                                              ------------       ------------       ------------       ------------
          Net income (loss)                                   $      (1.24)      $      (1.68)      $      (3.41)      $       1.74
                                                              ------------       ------------       ------------       ------------

Weighted average number of shares outstanding                   17,127,859         17,126,192         17,100,359         17,048,622
                                                              ============       ============       ============       ============

The accompanying notes are an integral part of these consolidated financial statements.
*Restated to conform to 1997 presentation.

IMO INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except par value)

December 31,                                                    1997         1996*
------------                                                    ----         -----
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                    $   3,528    $   1,419

Trade accounts and notes receivable, less allowance of
  $1,435 in 1997 and $1,346 in 1996                             53,732       47,088
Inventories-net                                                 64,888       68,465
Deferred income taxes                                           10,088        9,165
Net assets of discontinued operations - current                   --         11,749
Prepaid expenses and other current assets                        7,568        2,992
                                                             ---------    ---------
TOTAL CURRENT ASSETS                                           139,804      140,878
                                                             ---------    ---------
Property, Plant and Equipment
Land                                                             5,351        7,757
Buildings and improvements                                      22,526       34,068
Machinery and equipment                                         36,734       94,146
                                                             ---------    ---------
                                                                64,611      135,971
Less allowances for depreciation and amortization               (3,202)     (69,225)
                                                             ---------    ---------
Net Property, Plant and Equipment                               61,409       66,746
Intangible Assets, Principally Goodwill                        233,054       58,670
Investments in and Advances to Unconsolidated Companies          4,780        5,704
Net Assets of Discontinued Operations - Noncurrent              14,927       36,927
Other Assets                                                     9,326       21,997
                                                             ---------    ---------
TOTAL ASSETS                                                 $ 463,300    $ 330,922
                                                             =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable                                                $  28,238    $  21,998
Trade accounts payable                                          22,750       18,765
Accrued expenses and other liabilities                          53,744       28,379
Accrued costs related to discontinued operations                 4,392        8,586
Income taxes payable                                             5,929        7,359
Current portion of long-term debt                                6,082       11,666
                                                             ---------    ---------
TOTAL CURRENT LIABILITIES                                      121,135       96,753
                                                             ---------    ---------
Long-Term Debt                                                 192,319      245,007
Deferred Income Taxes                                            5,034        3,890
Accrued Postretirement Benefits - Long-Term                     17,092       17,418
Accrued Pension Expense and Other Liabilities                   37,473       24,241
                                                             ---------    ---------
TOTAL LIABILITIES                                              373,053      387,309
                                                             ---------    ---------
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock:  $1.00 par value; authorized and
  unissued 5,000,000 shares                                       --           --
Common stock:  $1.00 par value; authorized 25,000,000
  shares; issued 17,127,859 in 1997 and 18,796,897 in 1996      17,128       18,797
Additional paid-in capital                                     106,805       80,466
Retained earnings (deficit)                                    (33,016)    (134,962)
Cumulative foreign currency translation adjustments               (670)         554
Minimum pension liability adjustment                              --         (2,503)
Unearned compensation                                             --           (719)
Treasury stock at cost - 1,672,788 shares in 1996                 --        (18,020)
                                                             ---------    ---------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                            90,247      (56,387)
                                                             ---------    ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)         $ 463,300    $ 330,922
                                                             =========    =========

The accompanying notes are an integral part of these consolidated financial statements.
* Restated to conform to 1997 presentation.

IMO INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                          POST-ACQUISITION  PRE-ACQUISITION
                                                             AUGUST 29,       JANUARY 1,
                                                              1997 TO          1997 TO            YEAR ENDED DECEMBER 31,
                                                            DECEMBER 31,      AUGUST 28,          ----------------------
                                                                 1997            1997             1996*            1995*
                                                                 ----            ----             -----            -----
OPERATING ACTIVITIES
Net income (loss)                                            $ (21,220)       $ (28,879)       $ (58,370)       $  29,710
Adjustments to reconcile net income (loss) to net cash
   used by continuing operations:
     Discontinued operations                                    12,183           (2,372)          16,847           (5,351)
     Depreciation                                                3,674            6,747           10,123           10,287
     Amortization                                                2,007            1,867            3,275            3,095
     Provision (benefit) for deferred income taxes                --               --             10,000          (17,000)
     Extraordinary item                                          3,348             --              8,455            4,444
     Gain on sale of segment                                      --               --               --            (21,625)
     Unusual items                                               5,000           26,344           17,440            8,124
     Other                                                         369              750            1,592               94

     Other changes in operating assets and liabilities:
          (Increase) decrease in accounts and notes             (6,467)           1,730           (5,440)             566
          receivable
          Decrease (increase) in inventories                     1,759           (1,930)           4,300           (6,253)
          Decrease in accounts payable and accrued
              expenses                                         (17,028)          (9,794)         (16,009)         (14,078)
          Other operating assets and liabilities                (1,608)          (3,855)           3,038           (3,338)
                                                             ---------        ---------        ---------        ---------
     Net cash used by continuing operations                    (17,983)          (9,392)          (4,749)         (11,325)
     Net cash used by discontinued operations                   (1,342)          (1,377)         (10,353)         (20,008)
                                                             ---------        ---------        ---------        ---------

NET CASH USED BY OPERATING ACTIVITIES                          (19,325)         (10,769)         (15,102)         (31,333)
                                                             ---------        ---------        ---------        ---------
INVESTING ACTIVITIES
Net proceeds from sale of businesses and sales
    of property, plant and equipment                            88,024           25,235           12,570          174,920
Purchases of property, plant and equipment                      (3,740)          (4,555)         (10,032)         (13,155)
Acquisitions, net of cash acquired                                --               --             (7,218)          (5,247)
Net investing activities of discontinued operations             (5,104)          (3,692)          (8,072)         (10,858)
Other                                                             (497)             141               63             (133)
                                                             ---------        ---------        ---------        ---------

NET CASH  PROVIDED BY (USED BY) INVESTING ACTIVITIES            78,683           17,129          (12,689)         145,527
                                                             ---------        ---------        ---------        ---------
FINANCING ACTIVITIES
(Decrease) increase in notes payable                           (15,900)          18,786            6,159           23,607
Proceeds from long-term borrowings                             129,270              119          266,895            5,257
Principal payments on long-term debt                          (164,719)         (25,792)        (233,350)        (166,196)
Payment of debt financing costs                                 (5,368)            (384)         (14,660)            (401)
Proceeds from stock options exercised                             --               --               --                535
Other                                                              281             (102)              89               59
                                                             ---------        ---------        ---------        ---------

NET CASH (USED BY) PROVIDED BY FINANCING ACTIVITIES            (56,436)          (7,373)          25,133         (137,139)
                                                             ---------        ---------        ---------        ---------
Effect of exchange rate changes on cash                            453             (253)              80              222
                                                             ---------        ---------        ---------        ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 3,375           (1,266)          (2,578)         (22,723)
Cash and cash equivalents at beginning of the period               153            1,419            3,997           26,720
                                                             ---------        ---------        ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD               $   3,528        $     153        $   1,419        $   3,997
                                                             ---------        ---------        ---------        ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
        Interest                                             $  13,344        $  19,564        $  36,664        $  39,519
        Income taxes                                         $   1,263        $   2,006        $   4,798        $   6,341


The accompanying notes are an integral part of these consolidated financial statements.
*Restated to conform to 1997 presentation.

IMO INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Dollars in thousands)

                                                                     Cumulative
                                                                       Foreign      Minimum
                                            Additional   Retained      Currency     Pension      Unearned
                                 Common       Paid-in    Earnings    Translation   Liability      Compen-     Treasury
                                  Stock       Capital    (Deficit)   Adjustments   Adjustment     sation       Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
  JANUARY 1, 1995 *             $  18,680    $  79,789   $(106,302)   $  (1,549)   $    (853)   $      --    $ (18,020)   $ (28,255)
Net income                             --           --      29,710           --           --           --           --       29,710
Foreign currency translation
  adjustments                          --           --          --        2,586           --           --           --        2,586
Minimum pension liability
  adjustment                           --           --          --           --         (948)          --           --         (948)
Shares issued under stock
  option plan                          73          462          --           --           --           --           --          535
Restricted shares issued under
   the equity incentive plans           3           24          --           --           --           --           --           27
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
  DECEMBER 31, 1995 *              18,756       80,275     (76,592)       1,037       (1,801)          --      (18,020)       3,655
Net income (loss)                      --           --     (58,370)          --           --           --           --      (58,370)
Foreign currency translation
  adjustments                          --           --          --         (483)          --           --           --         (483)
Minimum pension liability
  adjustment                           --           --          --           --         (702)          --           --         (702)
Restricted shares issued under
   the equity incentive plans          41          191          --           --           --         (166)          --           66
Other                                  --           --          --           --           --         (553)          --         (553)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
  DECEMBER 31, 1996 *              18,797       80,466    (134,962)         554       (2,503)        (719)     (18,020)     (56,387)
Net income (loss)                      --           --     (28,879)          --           --           --           --      (28,879)
Foreign currency translation
  adjustments                          --           --          --       (3,346)          --           --           --       (3,346)
Restricted shares issued under
   the equity incentive plans           4           11          --           --           --           48           --           63
------------------------------------------------------------------------------------------------------------------------------------
PRE-ACQUISITION BALANCE AT
    AUGUST 28, 1997                18,801       80,477    (163,841)      (2,792)      (2,503)        (671)     (18,020)     (88,549)
====================================================================================================================================
Adjustment to new cost
   basis of  II Acquisition
   Corp. on August 29, 1997        (1,673)      26,328     152,045        2,792        2,503          671       18,020      200,686
------------------------------------------------------------------------------------------------------------------------------------
POST-ACQUISITION BALANCE AT
   AUGUST 29, 1997                 17,128      106,805     (11,796)          --           --           --           --      112,137
Net income (loss)                      --           --     (21,220)          --           --           --           --      (21,220)
Foreign currency translation
  adjustments                          --           --          --         (670)          --           --           --         (670)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
  DECEMBER 31, 1997             $  17,128    $ 106,805   $ (33,016)   $    (670)   $      --    $      --    $      --    $  90,247
====================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

* Restated to conform to current year presentation.

Notes to Consolidated Financial Statements

Note 1  Significant Accounting Policies


Consolidation: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation. The Company uses the equity method to account for investments in corporations in which it does not own a majority voting interest but has the ability to exercise significant influence over operating and financial policies.

Translation of Foreign Currencies: Assets and liabilities of international operations are translated into U.S. dollars at current exchange rates. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the year. Translation adjustments are reflected as a separate component of shareholders' equity.

Cash Equivalents: Cash equivalents include investments in government securities funds and certificates of deposit. Investment periods are generally less than one month.

Inventories: Inventories are carried at the lower of cost or market, cost being determined principally on the basis of standards which approximate actual costs on the first-in, first-out method, and market being determined by net realizable value. Appropriate consideration is being given to deterioration, obsolescence and other factors in evaluating net realizable value.

Revenue Recognition: Revenues are recorded generally when the Company's products are shipped.

Depreciation and Amortization: Depreciation and amortization of plant and equipment are computed principally by the straight-line method based on the estimated useful lives of the assets as follows: buildings, 10 to 40 years and machinery and equipment, 3 to 15 years.

Earnings Per Share: At December 31, 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. Basic and diluted net income (loss) per share for 1997, 1996 and 1995 is calculated based on the actual weighted average shares outstanding. For 1997 and 1996, outstanding stock options and warrants are not considered as their effect is antidulutive. In 1995, after the inclusion of 75,453 incremental shares from dilutive stock options, the diluted earnings per share is the same as basic earnings per share, due to rounding.

Impact of Recently Issued Accounting Standards: In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The impact on the Company's financial statements compared to information presently available is not expected to be significant. Also in June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires public companies to report financial and descriptive information about operating segments. The statement intends to align reportable segments and certain disclosures with how the operations are managed internally. The impact of this statement on the Company's disclosure is not expected to be significant. In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which adds disclosure requirements on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer useful. These statements will be adopted by the Company in fiscal year 1998.

Intangible Assets: Goodwill of companies acquired is being amortized on the straight-line basis over 40 years. The carrying value of goodwill is reviewed when indicators of impairment are present, by evaluating future cash flows of the associated operations to determine if impairment exists. Goodwill related to continuing operations at December 31, 1997 and 1996 was $226 million and $48.2 million, respectively, net of respective accumulated amortization of $1.8 million and $12.3 million. Patents are amortized over the shorter of their legal or estimated useful lives.

Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restatements: The Consolidated Financial Statements and the notes thereto, have been restated to reflect the Company's Roltra-Morse and Instrumentation business segments in discontinued operations. Certain prior year amounts have been reclassified to conform to the current year presentation.


Note 2  Acquisition By II Acquisition Corp.

On August 28, 1997, II Acquisition Corp. ("Acquisition Corp.") acquired approximately 93% of the Company's outstanding shares of common stock pursuant to its tender offer for all outstanding shares of the common stock of the Company (the "Acquisition"). The consideration paid was $7.05 per share of common stock or $112.1 million in total. The Acquisition has been accounted for under the purchase method. The purchase price was allocated based on the estimated fair values at the date of acquisition and resulted in an excess of purchase price over assets acquired, liabilities assumed, and additional purchase liabilities recorded, for continuing operations of $228 million, which is being amortized on a straight-line basis over 40 years. The purchase price allocation has been completed on a preliminary basis, and as a result, adjustments to the carrying value of assets and liabilities may occur.

Additional purchase liabilities recorded included approximately $18.6 million for severance and related costs, and consolidation of certain acquired facilities. At December 31, 1997, approximately $10.5 million of these costs remained on the balance sheet. The Company expects to complete its termination of employees and consolidation of facilities in 1998. See Note 4 for additional discussion of the 1997 cost reduction program.

The historical financial information presented in the Consolidated Statements of Income reflect the results of the pre-Acquisition period from January 1, 1997 to August 28, 1997 and the post-Acquisition period from August 29, 1997 to December 31, 1997, and the years ended December 31, 1996 and 1995. Due to the application of the purchase method of accounting for the Acquisition, the pre-Acquisition period is not comparative to the post-Acquisition period.

The unaudited pro forma information for the periods set forth below give effect to the Acquisition, the refinancing of the Company's domestic senior debt (See
Note 9) and the sale of the Instrumentation business segment (See Note 3) as if they had occurred on January 1, 1997 and January 1, 1996, respectively. The pro forma results include additional expense related to the amortization of the increased goodwill, and the reduction in interest expense resulting from the refinancing of the domestic senior debt and repayments with the net proceeds from the sale of Instrumentation. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had these transactions been consummated at the beginning of the periods presented.

Year Ended December 31                                                       1997              1996
(Dollars in thousands, except per share amounts)                                    (Unaudited)
---------------------------------------------------------------------------------------------------------
Net Sales                                                                   $ 316,862         $  309,511
Net Income (Loss) from Continuing Operations
   before Extraordinary Item                                                $ (35,595)        $  (31,604)
Earnings (Loss) Per Share, Basic and Diluted:
    Continuing Operations before Extraordinary Item                         $   (2.08)        $    (1.85)
---------------------------------------------------------------------------------------------------------


In conjunction with the Acquisition, the Company recorded a third quarter 1997 charge of $15.8 million including a $10 million contract fee paid to United Dominion Industries (`UDI") as a result of the termination of a merger agreement between UDI and the Company, $3.4 million of commissions, advisory and legal fees, and $2.4 million of employee retention bonuses (See Note 7).

The Acquisition reduced the number of shares traded publicly and reduced the number of holders of shares. On March 16, 1998, the Company received a letter dated March 9, 1998, from the New York Stock Exchange, Inc. ("NYSE") indicating the NYSE's determination that the Company has fallen below certain continued listing criteria, and that the NYSE was carefully considering the appropriateness of the continued listing of the Company's common stock. The Company is preparing a response to the NYSE taking the position that the NYSE should maintain the listing of the Company's common stock. The Company seeks to persuade the NYSE to continue such listing, but there can be no assurance that the NYSE will not attempt to delist the Company's common stock. Even if the NYSE maintains such listing for now, the Company's common stock may, at some future time, no longer meet the requirements for the NYSE for continued listing and may be delisted from the NYSE and deregistered under the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A decision by the NYSE to delist the Company's common stock or deregistration under the Exchange Act could adversely affect the liquidity and market value of the remaining shares held by the public.


Note 3  Discontinued Operations

In August 1997 and in February 1998, the Company announced that the Board of Directors had approved plans to sell its Instrumentation and Roltra-Morse businesses, respectively. In 1995, the Company sold its Turbomachinery and most of its Electro-Optical Systems businesses, which sales were approved by the Board of Directors in August 1994 and in January 1994, respectively. In accordance with APB Opinion No. 30, the disposals of these business segments have been accounted for as discontinued operations and, accordingly, their operating results have been segregated and reported as Discontinued Operations in the accompanying Consolidated Statements of Income.

Discontinued operations include management's best estimates of amounts expected to be realized at the time of disposal. The amounts the Company will ultimately realize could differ materially in the near term from the amounts used to determine the gain or loss on disposal of the discontinued operations.

Roltra-Morse
On February 27, 1998, the Company completed the sale of its Roltra-Morse business to Magna International Inc. for cash proceeds of $30.7 million, subject to final adjustment. Roltra-Morse retained $18.4 million of its debt. The sale price approximated the recorded net book value of the business. Net proceeds were used to reduce domestic senior debt. See Note 9 for further information regarding the use of the proceeds. This transaction will be reflected in the Company's financial statements in the first quarter of 1998.

Instrumentation
On August 29, 1997, the Company completed the sale of its Instrumentation business segment to Danaher Corporation for approximately $85 million, which approximated its net book value after the Acquisition. The majority shareholders of the Company are also substantial shareholders of Danaher Corporation. The purchase price was determined on the basis of arms length negotiations between the Company and Danaher Corporation. A portion of the proceeds was used to reduce domestic senior debt by $68.1 million.

Electro-Optical Systems
On April 28, 1997, the Company completed the sale of the Varo Electronic Systems division to a small defense contractor for $12 million, which was used to reduce senior domestic debt. The sale of this business completed the disposal of the Electro-Optical Systems business. On January 3, 1995, the Company completed the sale of its Baird Analytical Instruments Division to Thermo Instruments Systems Inc. for approximately $12.3 million, which was used to repay a portion of the Company's domestic senior debt outstanding under a previous credit facility. On June 2, 1995, the Company completed the sale of the Optical Systems and Ni-Tec divisions of Varo Inc. and the Optical Systems division of Baird Corporation, which represented the major part of its Electro-Optical Systems business, to Litton Industries for approximately book value. The proceeds were used to reduce amounts outstanding under its previous credit facility by $8 million and to redeem $40 million of the Company's then outstanding 12.25% senior subordinated debentures.

The Company retained certain liabilities related to the Electro-Optical Systems business of approximately $24 million. At December 31, 1993, the Company provided for estimated losses on disposal of this segment in the amount of $168 million, which included a provision for anticipated operating losses prior to disposal. During 1995, the Company recognized an additional $13.3 million loss on disposal. The additional loss included $6.8 million related to the resolution of contingencies associated with the sale of the business and charges of $6.5 million recorded primarily to write down remaining non-operating real estate to net realizable value. During 1996, the Company recorded an additional $5.2 million loss on disposal ($.8 million in the fourth quarter), which related to changes in estimates on legal and other reserve requirements associated with retained liabilities of this business. In the third quarter of 1997, the Company recorded an additional $3.4 million loss on disposal related to changes in estimates on certain reserve requirements associated with the retained liabilities of this business.

Turbomachinery
On January 17, 1995, the Company completed the sale of its Delaval Turbine and TurboCare divisions and its 50% interest in Delaval-Stork, to Mannesmann Demag. The final purchase price was $119 million, of which $109 million was received at closing, with the remainder earning interest to the Company and to be received at specified future contract dates subject to adjustment as provided in the agreement. It is management's expectation that there will be no further adjustment to the purchase price. A portion of the proceeds was used by the Company to pay off its domestic senior debt and $40 million of its then outstanding 12.25% senior subordinated debentures.

The Company retained certain liabilities related to the Turbomachinery business of approximately $33 million. As a result of the sale of this business in 1995, the Company recognized an estimated gain on disposal of $35 million, net of income taxes of $5.2 million. During 1996 and 1997, the Company recorded additional losses on disposal of $2.9 million and $5 million, respectively. The additional losses included charges related to changes in estimates on legal and other reserve requirements associated with retained liabilities of this business.

The Company reviews quarterly the assumptions used in determining the estimated gain or loss from discontinued operations and the adequacy of the recorded liabilities. Management believes that the recorded amount of estimated liabilities related to the Discontinued Operations at December 31, 1997 is adequate, however, the amounts estimated may differ from actual results.

Net assets and liabilities of the Discontinued Operations consist of the following:

December 31 (Dollars in thousands)              1997           1996
-------------------------------------------------------------------
     Current Assets:
          Cash                              $    843        $ 3,125
          Receivables                         13,799         33,816
          Inventories                         12,357         33,705
          Other current assets                 5,083          6,762
-------------------------------------------------------------------
                                              32,082         77,408
-------------------------------------------------------------------
     Current Liabilities:
          Notes payable                       15,694         21,340
          Trade accounts payable              22,043         25,690
          Other current liabilities            6,522         18,629
-------------------------------------------------------------------
                                              44,259         65,659
-------------------------------------------------------------------

     Net Current Assets (Liabilities)        (12,177)        11,749
-------------------------------------------------------------------

     Long-term Assets:
          Property                            21,758         35,053
          Other long-term assets              14,220         21,490
-------------------------------------------------------------------
                                              35,978         56,543
-------------------------------------------------------------------

     Long-term Liabilities                     8,874         19,616
-------------------------------------------------------------------

     Net Long-term Assets                     27,104         36,927
-------------------------------------------------------------------

     Net Assets                             $ 14,927        $48,676
===================================================================


Net assets related to the Roltra-Morse and Turbomachinery businesses are $15.5 million and $.1 million, and $11.3 million and $.5 million as of December 31, 1997 and 1996, respectively. Net assets related to the Instrumentation business are $22.5 million as of December 31, 1996. The Electro-Optical Systems business contributed $.7 million of net liabilities and $14.4 million of net assets as of December 31, 1997 and 1996, respectively.

Total long-term debt of the Discontinued Operations amounted to $6 million and $11.7 million as of December 31, 1997 and 1996, respectively. Of these amounts, $1.2 million and $3.4 million represent the current portions of long-term debt as of December 31, 1997 and 1996, respectively.

A condensed summary of operations for the Discontinued Operations is as follows:

                                       Post-Acquisition       Pre-Acquisition
                                      August 29, 1997 to     January 1, 1997 to
Year Ended December 31                   December 31,            August 28,
(Dollars in thousands)                       1997                   1997            1996       1995
------------------------------------------------------------------------------------------------------
    Net Sales                              $30,257                $117,730       $181,948     $235,452
------------------------------------------------------------------------------------------------------

    Income (loss) from operations
       before income taxes and
       minority interest                    (3,736)                  3,025          (7,963)      5,882
------------------------------------------------------------------------------------------------------

    Income taxes                                77                     664           1,037       1,256
    Minority interest                          (60)                    (11)           (295)       (725)
------------------------------------------------------------------------------------------------------

    Income (loss) from operations          $(3,753)               $  2,372       $  (8,705)   $  5,351
======================================================================================================


The income (loss) from operations of the Discontinued Operations for 1997, 1996 and 1995 includes allocated interest expense of $2.7 million ($2.4 million - pre-Acquisition), $4.5 million, and $10.3 million, respectively. Allocated interest expense includes interest on debt of the Discontinued Operations to be assumed by the buyers of these operations, and an allocation of corporate interest expense to the Discontinued Operations based on the ratio of net assets to be sold to the sum of the Company's consolidated net assets, if positive, plus consolidated debt.

Roltra-Morse
The Roltra-Morse business had operating losses of $6.7 million and $13.8 million for 1997 and 1996, respectively, and operating income of $.5 million in 1995.

The 1997 operating loss included an unusual charge of $.7 million (pre-Acquisition) due to fees incurred related to the previously failed attempt to sell the Roltra-Morse business. The operating loss in 1996 included unusual charges of $6.2 million consisting of restructuring measures taken to reduce operating expenses and goodwill write-offs. Included in the 1995 operating income was an unusual charge of $1.2 million related to the shutdown of a plant in southern Italy and the related loss on the sale of that building.

Instrumentation
The Instrumentation business had income from operations of $5.3 million, $5.1 million and $4.9 million for 1997, 1996 and 1995, respectively.

Operating income in both 1996 and 1995 included unusual charges of $.9 million related to restructuring of operations in Europe.

Electro-Optical Systems
The Electro-Optical Systems business had income from operations of $.8 million and $.4 million for 1997 and 1996, respectively. The income in 1997 and 1996 offset increases in estimated reserve requirements in those respective periods. The 1995 loss of $1 million, including allocated interest, was charged against the reserve for anticipated losses previously established by the Company.

Note 4 Restructuring Plans

Asset Sales
The Company divested its Turbomachinery and substantially all of its Electro-Optical Systems businesses in 1995. The Company used the proceeds, net of related expenses, to repay domestic senior debt in the amount of $89.7 million and to redeem $80 million of its then outstanding 12.25% senior subordinated debentures. During 1996, the Company completed the sales of five of its non-operating real estate holdings for net proceeds of $8.6 million. The proceeds were used to repay the Company's domestic senior debt.

On April 28, 1997 the Company completed the sale of its Varo Electronic Systems division, the remaining portion of its former Electro-Optical Systems business. Proceeds of $12 million were used to reduce senior domestic debt under its previous credit agreement.

On August 29, 1997 the Company completed the sale of its Instrumentation business segment to Danaher Corporation for proceeds of $85 million. The Company used a portion of the proceeds to reduce domestic senior debt by $68.1 million.

On December 31, 1997, the Company sold certain assets of its Delroyd business unit to Nuttall Gear LLC for $2.3 million in cash. Also on December 31, 1997, the Company acquired certain assets of the Centric Clutch business unit of Ameridrives International, L.P. for $1.3 million in cash. Nuttall Gear LLC and Ameridrives International, L.P. are subsidiaries of American Enterprise MPT Corporation. Steven M. Rales and Mitchell P. Rales collectively own 76% of American Enterprise MPT Corporation. Messrs. Rales and Rales are directors and beneficial owners of 92.8% of the Company. The transactions were negotiated on an arms length basis, and were based on the valuations of independent appraisers.

In 1997, the Company completed the sales of certain of its non-operating real estate for total proceeds of $14.1 million. Net proceeds were used to repay domestic senior debt.

On February 27, 1998, the Company sold its Roltra-Morse business segment to Magna International for cash subject to final adjustment. The sale resulted in a cash transfer to the Company of $30.7 million. Net proceeds have been used by the Company to reduce domestic senior debt.

Cost Reduction Programs
1997 Program
In connection with the Acquisition, the Company implemented a cost reduction program. The cost of this program is estimated to be $18.6 million and was accrued for in accordance with the purchase method of accounting. It is comprised of $10.5 million related to severance and termination benefits as a result of headcount reductions at the Company's corporate headquarters. In addition, $1.7 million, $1.2 million, and $5.2 million of costs are estimated for the Company's Power Transmission, Pumps, and Morse Controls segments, respectively, related to severance and termination benefits resulting from headcount reductions and the consolidation of certain manufacturing facilities.

The 1997 cost reduction program reduced expenses by approximately $3 million in the 1997 period subsequent to the Acquisition and is expected to reduce expenses by approximately $19.5 million in 1998 and $20.6 million annually thereafter. The program includes a reduction of 237 employees, or 10.3% of the total number of Company employees in continuing operations at the date of the Acquisition. The required cash outlay related to this program was $8.1 million in 1997 and the expected cash requirements during 1998 are $10.5 million.

1996 Program
The fourth quarter of 1996 includes a charge of $.3 million to continuing operations for restructuring measures taken at the Company's Morse Germany operation.

1995 Program
In the fourth quarter of 1995, the Company recorded a charge to continuing operations of $3.1 million, including severance and other expenses related to a company-wide program to reduce general and administrative costs. This program included a reduction of 56 employees, or 2.4% of the total number of Company employees in continuing operations at the end of 1995, including a reduction of the corporate headquarters staff by 20%. The program reduced general and administrative expenses by approximately $2.7 million and $3.2 million in 1996 and 1997, respectively, and is expected to reduce general and administrative expenses from the 1995 level by approximately $4.1 million in 1998 and annually thereafter. The required cash outlays related to this program were $.4 million, $2.4 million, and $.3 million in 1995, 1996 and 1997 respectively.


Note 5 Inventories

Inventories are summarized as follows:

December 31 (Dollars in thousands)                                       1997                       1996
---------------------------------------------------------------------------------------------------------
Finished products                                                     $ 18,823                   $ 23,537
Work in process                                                         23,218                     25,828
Materials and supplies                                                  23,481                     21,810
---------------------------------------------------------------------------------------------------------
                                                                        65,522                     71,175
Less customers' progress payments                                          634                      2,710
---------------------------------------------------------------------------------------------------------

                                                                      $ 64,888                   $ 68,465
=========================================================================================================


Note 6  Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

December 31 (Dollars in thousands)                                       1997                       1996
---------------------------------------------------------------------------------------------------------
Accrued product warranty costs                                       $   1,844                  $   2,007
Accrued litigation and claims costs                                     16,683                      2,132
Payroll and related items                                               11,836                     12,109
Accrued interest payable                                                 3,126                      3,641
Accrued restructuring costs                                             11,970                        445
Accrued divestiture costs                                                1,835                      2,460
Other                                                                    6,450                      5,585
---------------------------------------------------------------------------------------------------------

                                                                     $  53,744                  $  28,379
=========================================================================================================


Note 7  Unusual Items

1997
During the year ended December 31, 1997, the Company recorded unusual charges of $31.3 million ($1.83 per share) in income from continuing operations. The first eight months of 1997 included an unusual charge of $10.5 million relating to the judgment against the Company in favor of International Insurance Company ("International"), awarding International $11.2 million, plus interest from March 1995. The Company recorded a charge to income in the first quarter of 1997 of $12.9 million as an unusual item, which represented the amount of the judgment plus interest to date. On July 15, 1997, the Company agreed to settle with International by dropping an appeal and paid a reduced amount on July 30, 1997 in complete settlement of all outstanding amounts. As a result of the settlement, the Company recorded a favorable adjustment of $2.4 million as an unusual item in the second quarter of 1997.

In addition, the Company recorded unusual charges of $20.8 million in the third quarter of 1997. Of these charges, $15.8 million related to the sale of the Company and represented indirect and general expenses incurred by the Company in connection with the sale process which were paid in 1997, and $5 million related to an additional legal provision concerning certain litigation matters.

1996
During the fourth quarter of 1996, the Company recognized unusual charges of $17.4 million ($1.02 per share) in income from continuing operations. These charges include $.3 million related to the restructuring and cost reduction programs within the Company's operating units, and $17.1 million related to the write-down of certain businesses being held for sale and certain non-operating real estate being held for sale to net realizable value.

1995
During the fourth quarter of 1995, the Company recognized unusual charges of $8.1 million ($.48 per share) in income from continuing operations. These charges include $3.1 million in severance benefits and other expenses related to a Company-wide program to reduce general and administrative costs (See Note 4) and $5 million related to the write-down of certain non-operating real estate to net realizable value.


Note 8  Income Taxes

The components of income tax expense (benefit) from continuing operations are:

                                 Post-Acquisition      Pre-Acquisition
                                 August 29, 1997       January 1, 1997
Year Ended December 31           to December 31,         to August 28,
(Dollars in thousands)                 1997                  1997                1996         1995
-----------------------------------------------------------------------------------------------------
Current:
     Federal                                 $---               $  ---        $   ---        $    ---
     Foreign                                   94                  994          2,386           1,528
     State                                    141                  260            277             303
-----------------------------------------------------------------------------------------------------
                                              235                1,254          2,663           1,831
-----------------------------------------------------------------------------------------------------

Deferred:
     Federal                                  ---                  ---         10,000         (17,000)
     Foreign and State                        ---                  ---            ---             ---
-----------------------------------------------------------------------------------------------------
                                              ---                  ---         10,000         (17,000)
-----------------------------------------------------------------------------------------------------

                                             $235               $1,254        $12,663        $(15,169)
==================================================-==================================================


Income tax expense for 1997, 1996 and 1995 from discontinued operations was $.7 million, $1 million and $1.3 million, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

December 31
(Dollars in thousands)                            1997                           1996
------------------------------------------------------------------------------------------------
                                         Current        Long-term        Current       Long-term
------------------------------------------------------------------------------------------------
Deferred tax assets:
     Postretirement benefit
        obligation                      $    595        $  5,809        $    595       $   6,367
     Expenses not currently
        deductible                        28,911           7,280          21,516           7,185
     Net operating loss carryover             --          35,436              --          37,269
     Tax credit carryover                     --           2,783              --           2,133
------------------------------------------------------------------------------------------------
Total deferred tax assets                 29,506          51,308          22,111          52,954
Valuation allowance for
   deferred tax assets                   (19,418)        (33,839)        (12,946)        (31,119)
------------------------------------------------------------------------------------------------

Net deferred tax assets                   10,088          17,469           9,165          21,835
------------------------------------------------------------------------------------------------
Deferred tax liabilities:
     Tax over book depreciation               --          15,271              --          18,289
     Other                                    --           7,232              --           7,436
------------------------------------------------------------------------------------------------
Total deferred tax liabilities                --          22,503              --          25,725
------------------------------------------------------------------------------------------------
Net deferred tax assets
  (liabilities)                         $ 10,088        $ (5,034)       $  9,165       $  (3,890)
================================================================================================


At December 31, 1997, unremitted earnings of foreign subsidiaries were approximately $21.4 million. Since it is the Company's intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable. The amount of foreign withholding taxes that would be payable upon remittance of those earnings is approximately $.9 million.

The components of income (loss) from continuing operations before income taxes and extraordinary item:

                                   Post-Acquisition     Pre-Acquisition
                                    August 29, 1997     January 1, 1997
Year Ended December 31              to December 31,     to August 28,
(Dollars in thousands)                   1997                1997              1996          1995
---------------------------------------------------------------------------------------------------
United States                              $(7,612)            $(29,023)     $(22,663)     $(14,722)
Foreign                                      2,158                 (974)        2,258         6,731
===================================================================================================

                                           $(5,454)            $(29,997)     $(20,405)      $(7,991)
===================================================================================================

U.S. income tax expense (benefit) at the statutory tax rate is reconciled below to the overall U.S. and foreign income tax expense (benefit).

                                           Post-Acquisition    Pre-Acquisition
                                           August 29, 1997     January 1, 1997
 Year Ended December 31                    to December 31,     to August 28,
(Dollars in thousands)                           1997                1997              1996            1995
--------------------------------------------------------------------------------------------------------------
Tax at U.S. federal income tax rate               $  (1,909)          $  (10,499)      $ (7,142)       $ (2,797)
State taxes, net of federal income
  tax effect                                             92                  169           188             197
Impact of foreign tax rates and
  credits                                               228                 (660)         (331)           (828)
Net U.S. tax on distributions of
  current foreign earnings                              355                  ---           755             586
Goodwill amortization and write-off                     458                  222         4,276             643
Change in valuation reserve                           1,720                7,472        12,390         (21,685)
Nondeductible foreign losses                             89                1,017         1,914             ---
Other                                                  (798)               3,533           613           8,715
--------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                      $     235           $    1,254      $ 12,663        $(15,169)
==============================================================================================================

The Company has net operating loss carryforwards of approximately $101 million expiring in years 2002 through 2012, and minimum tax credits of approximately $2.8 million, which may be carried forward indefinitely. Included in the net operating loss carryforwards are foreign tax credits of approximately $7.4 million, expiring through 2001, which, for financial and tax reporting purposes, are reflected as deductible foreign taxes. These carryforwards are available to offset future federal taxable income, subject to the Section 382 limitations.

The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes." The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

In 1995, the Company reduced the valuation allowance applied against the net operating loss carryforwards by $17 million based upon reasonable and prudent tax planning strategies and future income projections including the planned sale of Roltra-Morse. As a result of withdrawing Roltra-Morse from potential sale in 1996, the Company recorded a provision of $10 million against deferred tax benefits previously recognized based on an anticipated gain on this sale. This reduced the deferred tax benefit to $5.3 million at December 31, 1996, to a level where management believes that it is more likely than not that the tax benefit will be realized. The total amount of future taxable income in the U.S. necessary to realize the asset is approximately $14.5 million. The Company will generate this income principally through the completed sale of Roltra-Morse in February 1998. Although the Company has a history of prior losses, these losses were primarily attributable to divested businesses and unusual items. The remaining valuation allowance is necessary due to the uncertainty of future income estimates.


Note 9  Notes Payable and Long-Term Debt

On August 29, 1997, the Company completed the refinancing of its domestic senior debt. Under terms of the refinancing, the Company entered into an agreement for $143 million in senior secured credit facilities with a group of lenders (the "New Credit Agreement"). Initial borrowings under the New Credit Agreement were approximately $127.1 million. Proceeds of the New Credit Agreement were used to refinance all obligations under the Company's previous credit agreement. The cost of the implementation of the New Credit Agreement will be amortized over its term.

The New Credit Agreement, which is secured by the assets of the Company's domestic operations and all or a portion of the stock of certain subsidiaries, provided for a five year, $70 million revolving credit facility (which includes a $30 million letter of credit sub-facility), and a $73 million term loan facility ("Term Loans") amortizing to August 29, 2002. Proceeds from the August 29, 1997 sale of the Instrumentation business were used to repay amounts on the revolving credit facility and Term Loans of $54.2 million and $13.9 million, respectively (See Note 3). At the same time, and in keeping with the terms of the New Credit Agreement, the $73 million term loan facility was reduced to $59 million, which reduced the total facility to $129 million.

On February 27, 1998, the Company completed the sale of its Roltra-Morse business to Magna International Inc. (See Note 3). This transaction will be reflected in the Company's financial statements in the first quarter of 1998. The net proceeds were used to reduce domestic senior debt by $30 million on February 27, 1998, including $8 million of the outstanding Term Loans. The sale of Roltra-Morse and use of the proceeds to reduce its domestic senior debt increased the availability under its revolving credit facility to purchase a portion of its 11.75% senior subordinated notes (the "Notes") on the open market. During the first quarter of 1998, the Company purchased, in the open market at a premium, a portion of its Notes in the face amount of $33.1 million. As a result of the early extinguishment of these Notes, and a portion of the term loan facility with the proceeds from the Roltra-Morse sale, an extraordinary charge of $5.6 million will be recognized in the first quarter of 1998.

Notes Payable
As of December 31, 1997, the Company had under the New Credit Agreement, borrowings of $25 million outstanding under the revolving credit facility, as well as $13.9 million of outstanding standby letters of credit. The Company's continuing operations had $8 million in foreign short-term credit facilities with amounts outstanding at December 31, 1997 of $1.9 million. Due to the short-term nature of these debt instruments it is the Company's opinion that the carrying amounts approximate the fair value. The weighted average interest rate on short-term notes payable was 8.03% and 8.35% at December 31, 1997 and December 31, 1996, respectively.

Long-Term Debt
Long-term debt of continuing operations consists of the following:

December 31 (Dollars in thousands)                                        1997                1996
--------------------------------------------------------------------------------------------------
Term Loans                            (1) (2)                         $ 59,000          $       --
Term Loan A, $1.25 million due quarterly July 31, 1996 to
  April 30, 2001                                                            --              22,500
Term Loan B, $2.2 million due quarterly July 31, 1997 to
  April 30, 2001                                                            --              28,122
Term Loan C, $.125 million due quarterly July 31, 1996 to
  April 30, 2001 and $5.3 million due quarterly July 31,
  2001 to April 30, 2003                                                    --              44,750
Senior subordinated notes with interest at 11.75%, due
  May 1, 2006, net of unamortized discount of $1.7 million
  in 1997 and $2.1 million in 1996                                     133,381             152,858
Other                                                                    6,020               8,443
--------------------------------------------------------------------------------------------------
                                                                       198,401             256,673
Less current portion                                                     6,082              11,666
--------------------------------------------------------------------------------------------------

                                                                      $192,319          $  245,007
==================================================================================================

(1) Quarterly principal payments commencing May 29, 1998 are as follows: $1.475 million due quarterly May 29, 1998 to August 29, 1998; $2.2 million due quarterly November 29, 1998 to August 29, 1999; $2.58 million due quarterly November 29, 1999 to August 29, 2000; $3.69 million due quarterly November 29, 2000 to August 29, 2001; and $5.53 million due quarterly November 29, 2001 to August 29, 2002.


(2) These loans bear interest at prime plus 1.25%, or LIBOR plus 2.5%. The prime and LIBOR margins are a sliding scale based on the Company's total debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization.)


The aggregate annual maturities of long-term debt from continuing operations, in thousands, for the four years subsequent to 1998 are: 1999 - $9,690; 2000 - $11,770; 2001 - $17,018; and 2002 - $16,927.

Total debt of the Discontinued Operations, in thousands, amounted to $21,652 and $33,012 as of December 31, 1997 and 1996, respectively. Of these amounts, $4,797 and $8,295 represent the long-term portion.

The Term Loans have required mandatory prepayments under certain conditions such as from proceeds from asset sales, specified percentages of net proceeds of debt or equity issuances, and a percentage of excess cash flow. The mandatory prepayments will be applied to the Term Loans pro rata, and then to the repayment of the revolving credit facility. Mandatory prepayments applied to the Term Loans reduce the scheduled quarterly principal payments on a pro rata basis. The interest rates on the Term Loans are based on current market rates. Consequently, the carrying value of the Term Loans approximates fair value.

The Notes are not redeemable prior to May 1, 2001, except that, until May 1, 1999, the Company may redeem, at its option, up to an aggregate of $55 million of the principal amount of the Notes at 110% of their principal amount plus accrued interest with the net proceeds of one or more public equity offerings provided that at least $100 million of the principal amount of the Notes remains outstanding after each such redemption. On or after May 1, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at 106% of their principal amount, plus accrued interest, declining to 100% of their principal amount plus accrued interest on or after May 1, 2004. Interest is payable semi-annually on May 1 and November 1. On September 16, 1997, the Company offered to purchase all of the Notes at 101% of the principal amount, as required under the indenture governing the Notes as a result of the Acquisition. No Notes were tendered in the offer. On November 25, 1997, the Company purchased, through an open market transaction, Notes in the face amount of $19.9 million at a purchase price of 111.47 % of the principal amount. The fair value of the $135.1 million of these instruments outstanding at December 31, 1997, based on market bid prices, was $152.3 million.

The New Credit Agreement requires the Company to meet certain objectives with respect to financial ratios. The New Credit Agreement and the Notes contain provisions, which place certain limitations on dividend payments and outside borrowings. Under the most restrictive of such provisions, the New Credit Agreement requires the Company to maintain certain minimum interest coverage, fixed charge coverage and maximum permitted debt levels and prohibits dividends. The Company was in compliance with all of its covenants under the New Credit Agreement at December 31, 1997.

An extraordinary charge of $3.3 million ($.20 per share) was recorded in 1997. In the third quarter of 1997, a $.3 million extraordinary charge consisting of the write-off of deferred debt expense was recorded related to the repayment of a portion of the Term Loans under the New Credit Agreement with the proceeds from the sale of the Instrumentation business. An extraordinary charge of $3 million was recorded in the fourth quarter of 1997, as a result of the open market purchase of $19.9 million of the Notes in November 1997. This charge represents a cash outlay of $2.3 million incurred in connection with the early extinguishment of the debt as well as the write-off of previously deferred loan costs.

An extraordinary charge of $8.5 million ($.49 per share) was recorded in the second quarter of 1996, as a result of the April 1996 refinancing of the Company's domestic senior debt and its then outstanding 12% and 12.25% senior subordinated debentures. This charge represents cash outlays of $5.1 million incurred in connection with the early extinguishment of the debt as well as the write-off of previously deferred loan costs.

In connection with the early repayment and redemption of domestic senior debt and $80 million of the then outstanding 12.25% senior subordinated debentures in 1995, the Company recorded a $4.4 million ($.26 per share) charge as an extraordinary item. The charge consisted of the write-off of deferred debt expense associated with portions of the domestic senior debt repaid and the 12.25% senior subordinated debentures redeemed.


Note 10  Shareholders' Equity

Equity Incentive Plans

On August 29, 1997, the Board of Directors accelerated the exercisability and deemed exercised for cash all stock options outstanding under the Company's Equity Incentive Plan for Key Employees, the Equity Incentive Plan for Outside Directors, and the 1995 Equity Incentive Plan for Outside Directors, (collectively the "Plans"). The cash paid for outstanding stock options deemed exercised was based upon the greater of the excess of the tender offer price of Acquisition Corp. of $7.05 over the per share option exercise price and zero. The cash payment of outstanding options resulted in no options remaining outstanding as of August 29, 1997. In addition, on November 5, 1997, pursuant to resolution of the Board of Directors, the Plans were terminated effective August 29, 1997.

Stock options granted during 1997 under the Plans have been valued based upon the difference between the exercise price on the date of grant and Acquisition Corp.'s tender offer price of $7.05. The Company has followed Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock option plans, but has disclosed the supplemental information as required under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized other than for restricted stock awards.

Under the Company's Equity Incentive Plan for Key Employees, up to 3,050,000 shares of the Company's $1.00 par value common stock were issuable pursuant to the granting of stock options, stock appreciation rights, restricted stock awards and restricted unit awards to key employees. Options were granted at no less than 100 percent of the fair market value of the Company's common stock on the date of grant or on the prospective date fixed by the Board of Directors. None of these options were exercisable for at least a one-year period from the date of grant. After this waiting period, 25 percent of each option, on a cumulative basis, could be exercised in each of the following four years. Additionally, each option terminated no later than 10 years from the date of grant.

The Equity Incentive Plan for Key Employees permitted awards of restricted stock to key employees subject to a restricted period and a purchase price, if any, to be paid by the employee as determined by the committee administering the Equity Incentive Plan. The vesting of restricted stock awards was subject to a defined vesting period and to the Company's common stock achieving certain performance levels during such period. No grants of restricted stock were made in 1997 or 1995. Grants of 35,000 shares of restricted stock were made in 1996. All employees, who held vested restricted stock as August 29, 1997, were compensated for the stock in cash at the Acquisition Corp. tender offer price of $7.05. No restricted stock was outstanding as of December 31, 1997.

A summary of the Company's stock option activity under the Equity Incentive Plan for Key Employees and related information is as follows:


Year Ended December 31                         Weighted                Weighted               Weighted
(Shares in thousands)                          -Average                -Average               -Average
                                               Exercise                Exercise               Exercise
                                     1997        Price      1996         Price     1995         Price
------------------------------------------------------------------------------------------------------
Options:
     Granted                           15        $3.00       254         $4.08      250        $ 6.00
     Exercised                       (455)       $4.77        --            --      (73)       $ 7.32
     Forfeited                       (101)       $8.30      (292)        $8.12     (210)       $10.27
     Canceled                        (885)       $8.44        --            --       --            --
Outstanding at end of year             --           --     1,426         $7.32    1,464        $ 8.02
Exercisable at end of year             --           --       718         $8.15      691        $ 8.24
Available for grant at end of
  year                                 --                    868                    865
Weighted-average fair value
  of options granted during
  the year                          $4.05                 $ 2.50                 $ 3.53
------------------------------------------------------------------------------------------------------

At December 31, 1997, the Company had no options outstanding under the plan pursuant to the termination of the plan by the Board of Directors on November 5, 1997, effective August 29, 1997.

During 1988, the Company adopted the Equity Incentive Plan for Outside Directors. This plan provided for the granting of non-qualified stock options of up to 360,000 shares of the Company's common stock to directors of the Company who are not employees of the Company or any of its affiliates. Pursuant to this plan, options could be granted at no less than 100 percent of the fair market value of the Company's common stock on a date five business days after the option was granted and no option granted could be exercised during the first year after its grant. After this waiting period, 25 percent of each option, on a cumulative basis, could be exercised in each of the following four years. Each option terminated no later than 10 years from the date of grant. In February 1988, 320,000 stock options were granted at $16.19 per share. In December 1990, 40,000 stock options were granted at $10.375 per share. In June 1995, the plan was amended to reduce the number of shares issuable to an aggregate of 360,000 and to provide that no future options could be granted thereunder. All outstanding stock options under the plan were canceled effective August 29, 1997 pursuant to resolution of the Company's Board of Directors. On November 5, 1997, the plan was terminated pursuant to resolution of the Board of Directors effective August 29, 1997.

In June 1995, the Company adopted the 1995 Equity Incentive Plan for Outside Directors. This plan provided for the granting of restricted stock awards and non-qualified stock options of up to 240,000 shares of the Company's common stock to outside directors of the Company who are not employees of the Company or any of its affiliates. Pursuant to this plan, each outside director was granted, on an annual basis, options to purchase 4,000 shares of the Company's common stock. The exercise price of the options was 100 percent of the fair market value of the common stock at the date of grant and no options granted could be exercised during the first year after its grant subject to certain plan provisions. After this waiting period, the options became exercisable in four equal annual installments of 1,000 shares. Additionally, each option terminated no later than 10 years from the date of grant. This plan also provided for the granting of an annual restricted stock award of 1,000 shares of the Company's common stock. Each award was made in four quarterly installments of 250 shares beginning July 1, 1995. The shares comprising the restricted stock awards could not be sold or otherwise transferred by the outside director until termination from service. Restricted stock awards of 3,750 shares, 5,500 shares and 3,000 shares were granted during 1997, 1996 and 1995, respectively.

A summary of the Company's stock option activity under the 1995 Equity Incentive Plan for Outside Directors and related information is as follows:

Year Ended December 31                         Weighted               Weighted           Weighted
(Shares in thousands)                          -Average               -Average           -Average
                                               Exercise               Exercise           Exercise
                                     1997        Price      1996        Price     1995     Price
-------------------------------------------------------------------------------------------------
Options:
     Granted                           20        $2.87        20        $7.88       24     $8.00
     Exercised                        (20)       $2.87        --           --       --        --
     Canceled                         (44)       $7.83        --           --       --        --
Outstanding at end of year             --           --        44        $7.94       24     $8.00
Exercisable at end of year             --           --         6        $8.00       --        --
Available for grant at end of
  year                                 --                    188                   213
Weighted-average fair value
  of options granted during
  the year                          $4.18                  $5.58                 $5.61
-------------------------------------------------------------------------------------------------

At December 31, 1997, the Company had no options outstanding under the plan pursuant to the termination of the plan by the Board of Directors on November 5, 1997, effective August 29, 1997.

Pro forma net income (loss) and earnings (loss) per share determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of Statement 123 follows:

                                       Post-Acquisition     Pre-Acquisition
                                       August 29, 1997    January 1, 1997 to
                                       to December 31,        August 28,
                                             1997                 1997                 1996              1995
---------------------------------------------------------------------------------------------------------------
Net income (loss) - as reported                $(21,220)            $(28,879)        $(58,370)          $29,710
Net income (loss) - pro forma                  $(21,220)            $(28,879)        $(58,643)          $29,668
Earnings (loss) per share - as
  reported                                     $  (1.24)            $  (1.68)        $  (3.41)          $  1.74
Earnings (loss) per share - pro
  forma                                        $  (1.24)            $  (1.68)        $  (3.42)          $  1.74
---------------------------------------------------------------------------------------------------------------

The fair value for options and restricted stock awards granted in 1996 and 1995 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the Equity Incentive Plans:

Equity Incentive Plan                                         1996                     1995
  for Key Employees                               -----------------------------    -------------
                                                   Stock            Restricted         Stock
                                                  Options          Stock Awards       Options
------------------------------------------------------------------------------------------------
Expected stock price volatility                      0.528              0.510           0.495
Risk-free interest rate                              6.16%               6.26%           5.93%
Expected life of equity instrument                7 years             5 years         7 years
Expected dividend yield                                 0%                  0%              0%
------------------------------------------------------------------------------------------------

Stock options granted under the plan during 1997 have been valued based upon the difference between the exercise price on the date of grant and Acquisition Corp.'s tender offer price of $7.05.

During 1995, there were no restricted stock awards under the Equity Incentive Plan for Key Employees.

1995 Equity Incentive Plan                               1996                           1995
  for Outside Directors                       --------------------------     ---------------------------
                                               Stock         Restricted       Stock        Restricted
                                              Options       Stock Awards     Options      Stock Awards
--------------------------------------------------------------------------------------------------------
Expected stock price volatility                 0.522           0.523          0.512           0.497
Risk-free interest rate                          6.31%           5.93%          6.31%           5.93%
Expected life of equity instrument            7 years         4 years        7 years         5 years
Expected dividend yield                             0%              0%             0%              0%
--------------------------------------------------------------------------------------------------------


For 1996 and 1995, the expected life of the restricted stock awards under the plan represents the weighted-average of the remaining years until each of the members of the Board of Directors attains the mandatory retirement age of 72. This assumed that each of the directors would continue their directorships until the mandatory retirement age.

The risk-free interest rates are based on U.S. Treasury Notes on the date of grant with maturities equal to the respective stock option and restricted stock award expected lives.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and restricted stock awards. Option and restricted stock valuation models require the input of highly subjective assumptions including the expected stock price volatility.

For purposes of pro forma disclosures, the estimated fair value of the options and restricted stock awards is amortized to expense over the options' vesting period. Total compensation expense related to stock-based compensation awards under Statement 123 for 1996 and 1995 was approximately $300,000 and $48,000, respectively. In 1997, actual compensation expense is included in the net income pro forma disclosures table. Compensation expense recorded by the Company under APB 25 in 1997, 1996 and 1995 for awards granted during those years was approximately $1.2 million, $27,000 and $6,000, respectively.

Preferred Stock Purchase Rights
On April 30, 1997, the Board of Directors declared a distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Company common stock to shareholders of record at the close of business on May 4, 1997. Each Right entitles the registered holder to purchase from the Company a unit consisting of 1/100 of a share (a "Unit") of Series B Junior Participating Preferred Stock, par value $1.00 per share at a purchase price of $15 per Unit, subject to adjustment. The Rights will separate from the common stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Company common stock (the "Stock Acquisition Date") or
(ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of common stock. In the event that, at any time following the Distribution Date, (i) the Company is the surviving corporation in a merger and its common stock is not changed or exchanged, or (ii) a person or beneficial owner of more than 15 % of the then outstanding shares of common stock other than pursuant to an offer for all outstanding shares of common stock that the independent directors determines to be fair to, and otherwise in the best interests of stockholders, each holder of a Right will have the right to receive Company common stock having a value equal to two times the exercise price of the Right. If the Company is acquired subsequent to the Stock Acquisition Date in which the Company is not the surviving corporation or 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash or stock. After the redemption period has expired, the Company's right of redemption may be reinstated if an acquiring person reduces his beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving the Company. The Rights have certain antitakeover effects. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to 10 days following the Stock Acquisition Date redeem all but not less than all of the then outstanding Rights. In addition, as a result of an amendment to the agreement governing the Rights, in certain circumstances, the Rights by their terms will not interfere with a merger between the Company and Acquisition Corp. or any affiliate of Acquisition Corp. Pursuant to the agreement governing the Rights, the Board of Directors of the Company may in general further amend the terms of the Rights. The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 4, 2007.

Employees Stock Savings Plan
Prior to August 1, 1997, up to 1,600,000 shares of the Company's common stock were reserved for issuance under the Company's Employee Stock Savings Plan ("ESSP"). The Committee of the ESSP approved a policy change, effective August 1, 1997, in that employer matching contributions to the ESSP are to be paid in cash rather than through issuance of Company common stock. As of August 1, 1997, this plan policy change effectively eliminated the restriction on the use of authorized but unissued shares of common stock.

Common Stock Warrants
In July 1993, the Company issued warrants to purchase 200,000 shares of its common stock at $9.02 per share (subject to adjustment in certain events), to one of its senior lenders in connection with the restructuring of its senior credit facilities. The warrants are exercisable on or before December 31, 1998.

Treasury Stock
On August 29, 1997, the Company canceled the shares of treasury stock outstanding as of that date totaling 1,672,788 shares of the Company's common stock with a cost basis of approximately $18 million.

Note 11  Operations by Industry Segment and Geographic Area

The Company classifies its continuing operations into three business segments:
Power Transmission, Pumps, and Morse Controls. Detailed information regarding products by segment is contained in the section entitled "Business" included in
Part I, Item 1 of this Form 10-K Report. Amounts related to pre-Acquisition and post-Acquisition have not been separated, as the effect of the Acquisition on the segments was not material. The 1996 and 1995 amounts have been restated to reflect Instrumentation and Roltra-Morse segments as discontinued operations. Information about the business of the Company by business segment, foreign operations and geographic area is presented below:

Year Ended December 31
(Dollars in thousands)                          1997             1996            1995
---------------------------------------------------------------------------------------
Net Sales
     Power Transmission                    $  92,130        $  89,456        $  95,075
     Pumps                                   112,486          107,567           94,375
     Morse Controls                          112,246          112,488          107,664
---------------------------------------------------------------------------------------

Total net sales                            $ 316,862        $ 309,511        $ 297,114
---------------------------------------------------------------------------------------
Segment operating income
     Power Transmission                    $   8,617        $   8,618        $  10,673
     Pumps                                    14,503           11,229            9,219
     Morse Controls                            4,367            8,299            4,748
---------------------------------------------------------------------------------------
Total segment operating
  income                                      27,487           28,146           24,640
---------------------------------------------------------------------------------------
Equity in income (loss) of
  unconsolidated companies                      (519)             (32)             302
Unallocated corporate expenses (1)           (37,703)         (23,988)         (12,454)
Net interest expense                         (24,716)         (24,531)         (20,479)
---------------------------------------------------------------------------------------
Income (loss) from continuing
  operations before income taxes and
  extraordinary item                       $ (35,451)       $ (20,405)       $  (7,991)
=======================================================================================


A reconciliation of segment operating income to income from operations follows:

Year Ended December 31
(Dollars in thousands)                  1997            1996            1995
-----------------------------------------------------------------------------
Segment operating income            $ 27,487        $ 28,146        $ 24,640
Unallocated corporate
    expenses (1)                     (37,703)        (23,988)        (12,454)
Other (income) expense                   177             355            (370)
-----------------------------------------------------------------------------
Income (loss) from operations       $(10,039)       $  4,513        $ 11,816
=============================================================================

(1) Unallocated corporate expenses include unusual items of $31.3 million, $17.1 million and $6.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

Segment operating income includes $.3 million and $1.5 million of unusual items related to the Morse Controls segment for the years ended December 31, 1996 and 1995, respectively.

Year Ended December 31
(Dollars in thousands)                                1997            1996           1995
-----------------------------------------------------------------------------------------
Identifiable assets
     Power Transmission                          $  41,903        $ 70,533       $ 86,343
     Pumps                                          66,932          73,806         69,347
     Morse Controls                                 74,585         110,141        111,482
     Corporate                                     264,953          27,766         39,767
     Discontinued Operations:
          Electro-Optical                             (672)         14,356         11,893
          Instrumentation                               --          22,516         24,003
          Roltra-Morse                              15,489          11,331         21,534
          Turbomachinery                               110             473            983
-----------------------------------------------------------------------------------------
Total identifiable assets                        $ 463,300        $330,922       $365,352
-----------------------------------------------------------------------------------------
Depreciation and amortization
     Power Transmission                          $   4,412        $  4,438       $  4,618
     Pumps                                           3,695           4,114          3,972
     Morse Controls                                  4,073           3,335          3,392
     Corporate                                       2,115           1,511          1,400
-----------------------------------------------------------------------------------------
Total depreciation and
  amortization                                   $  14,295        $ 13,398       $ 13,382
-----------------------------------------------------------------------------------------
Capital expenditures
     Power Transmission                          $   1,333        $  2,699       $  3,384
     Pumps                                           3,706           4,568          7,367
     Morse Controls                                  3,144           2,554          2,131
     Corporate                                         112             211            273
-----------------------------------------------------------------------------------------

Total capital expenditures                       $   8,295        $ 10,032       $ 13,155
=========================================================================================

Identifiable assets of corporate at December 31, 1997 include goodwill of $226 million related to the Acquisition (See Note 2). As such, at December 31, 1997, the identifiable assets of the segments in continuing operations do not include goodwill. The Roltra-Morse discontinued segment had goodwill of $8 million included in identifiable assets as of December 31, 1997.

Identifiable assets at December 31, 1996 include $26.5 million, $6.7 million and $28.5 million of goodwill for the Power Transmission, Pumps, and Morse Controls segments, respectively, and goodwill of $.6 million and $9.5 million for the Instrumentation and Roltra-Morse discontinued segments, respectively.

Identifiable assets at December 31, 1995 include $27.4 million, $5.3 million and $29.6 million of goodwill for the Power Transmission, Pumps, and Morse Controls segments, respectively, and goodwill of $.8 million and $12.1 million for the Instrumentation and Roltra-Morse discontinued segments, respectively.

The continuing operations of the Company on a geographic basis are as follows:

Year Ended December 31
(Dollars in thousands)                               1997           1996            1995
-----------------------------------------------------------------------------------------
Net sales
     United States                               $214,150       $210,196       $ 205,717
     Foreign (principally Europe)                 102,712         99,315          91,397
-----------------------------------------------------------------------------------------
Total net sales                                  $316,862       $309,511       $ 297,114
-----------------------------------------------------------------------------------------
Segment operating income
     United States                               $ 25,050       $ 20,948       $  20,572
     Foreign                                        2,437          7,198           4,068
-----------------------------------------------------------------------------------------
Total segment operating income                   $ 27,487       $ 28,146       $  24,640
-----------------------------------------------------------------------------------------
Identifiable assets
  Continuing Operations:
     United States                               $380,263       $196,373       $ 221,449
     Foreign                                       68,110         85,873          85,490
  Discontinued Operations:
     United States                                   (562)        23,210          21,219
     Foreign                                       15,489         25,466          37,194
-----------------------------------------------------------------------------------------

Total identifiable assets                        $463,300       $330,922       $ 365,352
=========================================================================================

Export sales
     Asia                                        $  5,011       $  5,724       $   3,469
     Canada                                         4,878          3,236           4,641
     Europe                                         2,745          3,133           2,590
     Latin America                                    779            906             470
     Middle East & North Africa                       604          1,943             231
     South America                                  7,349          6,739           2,678
     Other                                          2,236          3,333           2,208
-----------------------------------------------------------------------------------------

Total export sales                               $ 23,602       $ 25,014       $  16,287
=========================================================================================

No one customer accounted for 10% or more of consolidated sales in 1997, 1996 or 1995.


Note 12  Pension Plans

The Company and its subsidiaries have various pension plans covering substantially all of their employees. Benefits are based on either years of service or years of service and average compensation during the years immediately preceding retirement. It is the general policy of the Company to fund its pension plans in conformity with requirements of applicable laws and regulations. Effective December 31, 1996, all domestic pay-related plans were merged into the Imo Industries Inc. Retirement Plan for U.S. Salaried Employees. Pension benefits were not affected by the merger. For 1997, amounts related to pre-Acquisition and post-Acquisition have not been separated due to materiality and practicality.

Pension expense was $3.8 million in 1997, $4.3 million in 1996 and $4.2 million in 1995, and includes amortization of prior service cost and transition amounts for periods of 5 to 15 years. The 1997, 1996 and 1995 expense includes costs related to retained pension liabilities of discontinued operations. The Company included $2 million of curtailment and settlement losses in its gain on disposal related to the discontinued operations in 1995. Net pension expense is comprised of the following:

Year Ended December 31
(Dollars in thousands)                                          1997            1996            1995

-----------------------------------------------------------------------------------------------------
Service cost                                                $  3,107        $  4,282        $  4,297
Interest cost on projected benefit
  obligation                                                  14,711          14,471          13,429
Actual return on plan assets                                 (25,678)        (20,868)        (17,797)
Net amortization and deferral                                 11,689           6,374           4,274
-----------------------------------------------------------------------------------------------------
Net pension expense                                         $  3,829        $  4,259        $  4,203
=====================================================================================================


Assumptions used to determine the net pension expense of the Company-sponsored defined benefit plans are as follows:

Year Ended December 31                                          1997           1996            1995
---------------------------------------------------------------------------------------------------
Weighted average discount rate                                  7.5%           7.5%            8.5%
Rate of increase in compensation levels                         5.3%           5.3%            5.3%
Expected long-term rate of return on assets                     9.0%           9.0%            9.0%
===================================================================================================

The following table sets forth the funded status and amounts recognized in the consolidated balance sheets for the defined benefit pension plans using discount rates of 7.25% and 7.75% at December 31, 1997, and 1996, respectively. The assumed rate of increase in compensation levels was 5.3% in both years.

Year Ended December 31
(Dollars in thousands)                                          1997                             1996
------------------------------------------------------------------------------------------------------------------
                                                         Assets        Accumulated       Assets        Accumulated
                                                         Exceed         Benefits         Exceed         Benefits
                                                       Accumulated       Exceed        Accumulated       Exceed
                                                         Benefits        Assets          Benefits        Assets
------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
     Vested benefit obligation                           $186,675        $ 7,417         $163,375        $ 29,395
------------------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                      $191,421        $ 7,849         $166,927        $ 29,783
------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                             $200,929        $ 7,849         $182,288        $ 30,723
Plan assets at fair value                                 196,807          4,831          180,889          16,800
------------------------------------------------------------------------------------------------------------------
Plan assets in excess of (less than) projected
  benefit obligation                                       (4,122)        (3,018)          (1,399)        (13,923)
Unrecognized net (gain) or loss                                --             --           (2,908)          2,734
Prior service cost not yet recognized in net
  periodic pension cost                                        --             --            2,884           1,097
Unrecognized net (asset) obligation at transition              --             --            1,836               4
Adjustment required to recognize minimum
  liability                                                    --             --               --          (3,797)
------------------------------------------------------------------------------------------------------------------
Pension asset (liability) recognized in the
  balance sheet                                          $ (4,122)       $(3,018)        $    413        $(13,885)
==================================================================================================================

Effective with the December 31, 1996 measurement date, the discount rate, expected long-term rate of return on assets and mortality assumptions were revised to reflect current market and demographic conditions. As a result of these changes, the December 31, 1996 projected benefit obligation increased by approximately $11 million. These changes had no effect on the 1996 pension expense and are not expected to have a material effect on future year's expense.

Plan assets at December 31, 1997 are invested in fixed dollar guaranteed investment contracts, U.S. Government obligations, fixed income investments, guaranteed annuity contracts and equity securities whose values are subject to fluctuations of the securities market.

The Company maintains two defined contribution plans covering substantially all domestic, non-union employees. Eligible employees may generally contribute from 1% to 15% of their compensation on a pre-tax basis. Company contributions to the plans are based on a percentage of employee contributions. In July 1995, the Company restored its matching contribution at 25% of the first 6% of each participant's pre-tax contribution. The Company's expense for 1997, 1996 and 1995 was $.6 million, $.7 million and $.3 million, respectively.


Note 13  Postretirement Benefits

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for certain retired union employees. The Company's unionized retiree benefits are determined by their individually negotiated contracts. The Company's contribution toward the full cost of the benefits is based on the retiree's age and continuous unbroken length of service with the Company. The Company's policy is to pay the cost of medical benefits as claims are incurred. Life insurance costs are paid as insured premiums are due.

In March 1994, the Company amended its policy regarding non-union retiree medical and life insurance. This amendment, which affects all current and future non-union retirees, phased out the Company subsidy for retiree medical and life insurance over the three-year period ended December 31, 1996. The pre-tax amount amortized to income from continuing operations was $3.9 million in 1996 and in 1995. The amendment did not result in a significant increase or decrease in cash requirements during the phase-out period.

The following tables set forth the plans' combined status reconciled with the amounts included in the consolidated balance sheet:

December 31 (Dollars in thousands)                                  1997
---------------------------------------------------------------------------------------
                                                                    Life
                                                      Medical     Insurance
                                                       Plans        Plans        Total
---------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
     Retirees                                        $ 7,165       $1,869       $ 9,034
     Fully eligible active plan participants              76           49           125
     Other active plan participants                      144           42           186
---------------------------------------------------------------------------------------
                                                       7,385        1,960         9,345
Plan assets                                               --           --            --
Unrecognized prior service cost                           --        1,459         1,459
Unrecognized net gain                                  6,555          705         7,260
---------------------------------------------------------------------------------------
Postretirement benefit liability
  recognized in the balance sheet                    $13,940       $4,124       $18,064
=======================================================================================

December 31 (Dollars in thousands)                                                1996
------------------------------------------------------------------------------------------------------
                                                                                  Life
                                                                   Medical      Insurance
                                                                    Plans         Plans         Total
------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
     Retirees                                                      $ 7,551       $ 1,965       $ 9,516
     Fully eligible active plan participants                           206            46           252
     Other active plan participants                                    395            47           442
------------------------------------------------------------------------------------------------------
                                                                     8,152         2,058        10,210
Plan assets                                                             --            --            --
Unrecognized prior service cost                                         --         1,605         1,605
Unrecognized net gain                                                6,502           801         7,303
------------------------------------------------------------------------------------------------------
Postretirement benefit liability
  recognized in the balance sheet                                  $14,654       $ 4,464       $19,118
======================================================================================================


The 1997 accrued postretirement benefits amount is classified as follows: $1.1 million current liabilities and $17 million long-term liabilities. For 1996, these amounts are $1.7 million current liabilities and $17.4 million long-term liabilities.

Effective January 1, 1997, the Company subsidy for medical coverage under the Warren Pump Union plan was terminated. This termination resulted in a curtailment gain of $.6 million for the year ended December 31, 1996.

Net periodic postretirement benefit cost included the following components:

Year Ended December 31
(Dollars in thousands)                                                    1997
--------------------------------------------------------------------------------------------
                                                                          Life
                                                            Medical     Insurance
                                                             Plans        Plans       Total
--------------------------------------------------------------------------------------------
Service cost                                                $   7        $   2        $   9
Interest cost                                                 571          154          725
Amortization of prior service cost                             --         (146)        (146)
Amortization of gain                                         (466)         (40)        (506)
--------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                    $ 112        $ (30)       $  82
============================================================================================

Year Ended December 31
(Dollars in thousands)                                                      1996
--------------------------------------------------------------------------------------------------
                                                                            Life
                                                            Medical       Insurance
                                                             Plans          Plans          Total
--------------------------------------------------------------------------------------------------
Service cost                                                $    24        $     2        $    26
Interest cost                                                   650            157            807
Amortization of prior service cost                           (3,110)        (2,318)        (5,428)
Amortization of gain                                           (449)           (44)          (493)
--------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                    $(2,885)       $(2,203)       $(5,088)
==================================================================================================

Year Ended December 31
(Dollars in thousands)                                                      1995
--------------------------------------------------------------------------------------------------
                                                                            Life
                                                            Medical       Insurance
                                                             Plans          Plans          Total
--------------------------------------------------------------------------------------------------

Service cost                                                $    59        $     5        $    64
Interest cost                                                 1,057            415          1,472
Amortization of prior service cost                           (3,110)        (2,319)        (5,429)
Amortization of (gain) loss                                    (166)           102            (64)
--------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                    $(2,160)       $(1,797)       $(3,957)
==================================================================================================

Actual negotiated health care premiums were used in calculating 1997, 1996 and 1995 health care costs. It is expected that the annual increase in medical costs will be 6.0% from 1997 to 1998, grading down to 5% general medical inflation level in future years. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1% increase in the health care trend rate would increase the accumulated postretirement benefit obligation at December 31, 1997 by $.6 million and the net periodic cost by $.1 million for the year. Effective January 1, 1995, the Company changed its medical inflation rate to reflect actual experience. Such change resulted in a reduction of the 1995 net periodic cost of $.8 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1997 and 1996.


Note 14  Leases

The Company leases certain manufacturing and office facilities, equipment, and automobiles under long-term leases. Future minimum rental payments required under operating leases of continuing operations that have initial or remaining noncancelable lease terms in excess of one year, as of December 31, 1997, are:

(Dollars in thousands)
-----------------------------------------------------------
  1998                                              $ 4,975
  1999                                                3,477
  2000                                                2,532
  2001                                                2,176
  2002                                                1,973
  Thereafter                                          5,230
-----------------------------------------------------------

  Total minimum lease payments                      $20,363
===========================================================

Total rental expense under operating leases charged against continuing operations was $7.8 million in 1997, $7.2 million in 1996 and $6.7 million in 1995.


Note 15   Contingencies

LILCO Insurance Litigation. In January 1993, the Company was served with a complaint in a case brought in the U.S. District Court for the Northern District of California by International alleging that International was entitled to recover $10 million in defense costs, and $1.2 million of a judgment, each of which was paid on behalf of the Company in connection with litigation between the Company and Long Island Lighting Company ("LILCO") which was concluded in October 1993. International's principal contention was that the International policies did not cover the matters in question in the LILCO case. In June 1995, the Court entered a judgment in favor of International awarding it $11.2 million, plus interest from March 1995 (the "International Judgment"). The International Judgment, however, was not supported by an order, and in July 1995, the Court vacated the International Judgment as being premature because certain outstanding issues of recoverability of the $10 million in defense costs had not been finally determined. On May 8, 1997, the Company was informed that the Court had reinstated the International Judgment. The Company therefore recorded a charge to income in the first quarter of 1997 of $12.9 million as an unusual item, which represented the amount of the judgment plus interest to date. On July 15, 1997 the Company agreed to settle with International by dropping an appeal and paid a reduced amount on July 30, 1997 in complete settlement of all outstanding amounts. As a result of the settlement, the Company recorded a favorable adjustment of $2.4 million as an unusual item in the second quarter of 1997 (See
Note 7).

Additional Litigation and Claims. The Company and one of its subsidiaries are two of a large number of defendants in a number of lawsuits brought in various jurisdictions by approximately 6,900 claimants who allege injury caused by exposure to asbestos. Although neither the Company nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that the industrial and marine products sold by the Company and the subsidiary named in such complaints contained components which contained asbestos. Suits against the Company and its subsidiary have been tendered to their insurers, who are defending under their stated reservation of rights. In addition, the Company and the subsidiary are named in cases involving approximately 22,000 claimants which in 1996 were "administratively dismissed" by the U.S. District Court for the Eastern District of Pennsylvania. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the Court that (i) there is satisfactory evidence of an asbestos-related injury; and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. The Company believes that it has adequate insurance coverage or has established appropriate reserves to cover potential liabilities related to these cases.

The Company was a defendant in a lawsuit in the U.S. District Court for the Western District of Pennsylvania, which alleged component failures in equipment sold by its former diesel engine division. The complaint sought damages of approximately $3 million. On September 30, 1997 the Court granted a Summary Judgment motion filed by the Company which effectively dismissed all claims against it. Plaintiffs have appealed this judgment to the United States Court of Appeals for the Third Circuit.

The Company is a defendant in a lawsuit in the Circuit Court of Cook County, Illinois alleging performance shortfalls in products delivered by the Company's former Delaval Turbine Division and claiming damages of approximately $8 million. To date the Court has granted a series of Summary Judgment motions filed by the Company which have significantly reduced the scope of damages which the Plaintiff may claim but has permitted additional discovery to determine whether any other damages exist which plaintiff may be entitled to seek at a trial.

On June 3, 1997 the Company was served with a complaint in a case brought in the Superior Court of New Jersey which alleges damages in excess of $10 million plus interest incurred as a result of losses under a Government Contract Bid transferred in connection with the sale of the Company's former Electro-Optical Systems business. The Electro-Optical Systems business was sold in a transaction that closed on June 2, 1995. The sales contract provided certain representations and warranties as to the status of the business at the time of sale. The complaint alleges that the Company failed to provide notice of a "reasonably anticipated loss" under a bid that was pending at the time of the transfer of the business and therefore a representation was breached. The contract was subsequently awarded to the Company's Varo subsidiary and thereafter transferred to the buyer. The case is in the preliminary stages of pleading but the Company believes that there are legal and factual defenses to the claims and intends to defend the action vigorously.

The Company is one of five defendants in an action brought in the United States District Court for the Middle District of Louisiana. In April 1991 the Company's former Deltex Division performed a repair of a turbine. Following the repair the turbine was included in a spare parts pool until January 1995. The plaintiff alleges that following installation in its plant the turbine experienced severe vibrations requiring the turbine to be run at less than optimal speed. They further allege that the shortfall in performance caused them to incur repair costs, and consequential damages in excess of $5 million. The lawsuit is in the early discovery stage, however, the Company believes that there are legal and factual defenses to the claims and intends to defend the action vigorously.

The operations of the Company, like those of other companies engaged in similar businesses, involve the use, disposal and clean up of substances regulated under environmental protection laws. In a number of instances the Company has been identified as a Potentially Responsible Party by the U.S. Environmental Protection Agency, and in one instance by the State of Washington, with respect to the disposal of hazardous wastes at a number of facilities that have been targeted for clean-up pursuant to CERCLA or similar state law. Similarly, the Company has received notice that it is one of a number of defendants named in an action filed in the United States District Court, for the Southern District of Ohio Western Division by a group of plaintiffs who are attempting to allocate a share of cleanup costs, for which they are responsible, to a large number of additional parties, including the Company. Although CERCLA and corresponding state law liability is joint and several, the Company believes that its liability will not have a material adverse effect on the financial condition of the Company since it believes that it either qualifies as a de minimis or minor contributor at each site. Accordingly, the Company believes that the portion of remediation costs that it will be responsible for will not be material.

The Company is also involved in various other pending legal proceedings arising out of the ordinary course of the Company's business. None of these legal proceedings is expected to have a material adverse effect on the financial condition of the Company. With respect to these proceedings and the litigation and claims described in the preceding paragraphs, management of the Company believes that it either will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to the Company, there could be a material adverse effect on the financial condition of the Company.

The Company is self-insured for a portion of its product liability and certain other liability exposures. Depending on the nature of the liability claim, and with certain exceptions, the Company's maximum self-insured exposure ranges from $250,000 to $500,000 per claim with certain maximum aggregate policy limits per claim year. With respect to the exceptions, which relate principally to diesel and turbine units sold before 1991, the Company's maximum self-insured exposure is $5 million per claim.

                               ARTHUR ANDERSEN LLP




                    Report of Independent Public Accountants


To the Shareholders and Board of Directors of Imo Industries Inc.:

We have audited the accompanying consolidated balance sheet of Imo Industries Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the periods from August 29, 1997 through December 31, 1997 (post-Acquisition), and from January 1, 1997 through August 28, 1997 (pre-Acquisition.) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imo Industries Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the periods from August 29, 1997 through December 31, 1997 (post-Acquisition), and from January 1, 1997 through August 28, 1997 (pre-Acquisition), in conformity with generally accepted accounting principles.


                                       /s/ ARTHUR ANDERSEN LLP

Richmond, Virginia
March 20, 1998

                               ARTHUR ANDERSEN LLP




             Report of Independent Public Accountants on Schedule II


To the Shareholders and Board of Directors of Imo Industries Inc.:

We have audited in accordance with generally accepted auditing standards the consolidated financial statements included in the Form 10-K Annual Report of Imo Industries Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, and for the periods from August 29, 1997 through December 31, 1997 (post-Acquisition), and from January 1, 1997 through August 28, 1997 (pre-Acquisition), and have issued our report thereon dated March 20, 1998. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II filed as a part of the Company's Form 10-K Annual Report is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                       /s/ ARTHUR ANDERSEN LLP

Richmond, Virginia
March 20, 1998

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors,
Imo Industries Inc.

We have audited the accompanying consolidated balance sheet of Imo Industries Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity, and cash flows and for each of the two years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at Item 14(a) for these same periods. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imo Industries Inc. and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ ERNST & YOUNG LLP

Princeton, New Jersey
February 19, 1997, except for Note 3 as to which the date is February 2, 1998

IMO INDUSTRIES INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Quarterly financial information for 1997 and 1996 is as follows:

                                                                                                   PRE-         POST-
                                                                                                ACQUISITION  ACQUISITION
                                                                                                  JULY 1,     AUGUST 29,
                                                                             1ST         2ND      1997 TO      1997 TO      4TH
1997 (Dollars in thousands except per share amounts) (a)                   QUARTER     QUARTER   AUGUST 28,   SEPTEMBER   QUARTER
                                                                                                    1997       30, 1997
Net Sales                                                                  $ 78,927    $81,305    $ 49,919     $ 26,816   $ 79,895
Gross profit                                                                 24,628     25,797      14,450        7,316     22,798
Income (loss) before extraordinary item:
     Continuing Operations                                                  (14,328)     1,205     (18,128)      (5,717)        28
     Discontinued Operations                                                  1,486      1,224        (338)      (8,860)    (3,323)
Extraordinary Item                                                               --         --          --         (287)    (3,061)
Net income (loss)                                                           (12,842)     2,429     (18,466)     (14,864)    (6,356)
Earnings (loss) per share, basic and diluted: Before extraordinary item:
          Continuing Operations                                                (.84)       .07       (1.05)        (.33)        --
          Discontinued Operations                                               .09        .07        (.02)        (.52)      (.19)
     Extraordinary Item                                                          --         --          --         (.02)      (.18)
     Net income (loss)                                                         (.75)       .14       (1.07)        (.87)      (.37)

                                                               1st*       2nd*       3rd*        4th*
1996 (Dollars in thousands except per share amounts) (a)      Quarter   Quarter     Quarter     Quarter
Net Sales                                                     $80,062   $ 78,299    $ 75,498    $ 75,652
Gross profit                                                   23,517     22,460      20,444      22,501
Income (loss) before extraordinary item:
     Continuing Operations                                        749       (494)    (12,525)    (20,798)
     Discontinued Operations                                    1,191      1,350      (7,241)    (12,147)
Extraordinary Item                                                 --     (8,455)         --          --
Net income (loss)                                               1,940     (7,599)    (19,766)    (32,945)
Earnings (loss) per share, basic and diluted:
     Before extraordinary item:
          Continuing Operations                                   .04       (.03)       (.73)      (1.21)
          Discontinued Operations                                 .07        .08        (.43)       (.71)
     Extraordinary Item                                            --       (.49)         --          --
     Net income (loss)                                            .11       (.44)      (1.16)      (1.92)

*   Restated to conform to 1997 full year presentation.

(a) The notes to the consolidated financial statements located in Part IV of this Form 10-K Report as indexed at Item 14(a)(1) should be read in conjunction with this summary.

                                   SCHEDULE II
                      IMO INDUSTRIES INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

THREE-YEAR PERIOD ENDED DECEMBER 31, 1997


                                                                                 ADDITIONS
                                                              BALANCE      ----------------------
                                                                AT         CHARGED                                    BALANCE
                                                             BEGINNING     TO COSTS      OTHER -      DEDUCTIONS -    AT END
                                                              OF YEAR      EXPENSES      DESCRIBE      DESCRIBE       OF YEAR
                                                              -------      -------       -------       -------        -------
YEAR ENDED DECEMBER 31, 1997:
          Allowance for doubtful accounts                     $ 1,346      $ 1,813       $    32 (2)   $   295 (3)    $ 1,435
                                                                                                            55 (1)
                                                                                                         1,406 (9)
                                                              =======      =======       =======       =======        =======
          Inventory valuation allowance                       $ 9,929      $13,418       $   360 (2)   $ 3,613 (5)    $ 9,508
                                                                                                           382 (1)
                                                                                                        10,204 (9)
                                                              =======      =======       =======       =======        =======
          Valuation allowance for deferred                    $44,065      $ 9,192       $    --       $    --        $53,257
               tax assets
                                                              =======      =======       =======       =======        =======
          Accrued product warranty liability                  $ 2,007      $ 1,815       $    --       $    28 (1)    $ 1,844
                                                                                                         1,950 (4)
                                                              =======      =======       =======       =======        =======

YEAR ENDED DECEMBER 31, 1996: *
          Allowance for doubtful accounts                     $ 1,507      $   252       $    19 (2)   $   398 (3)    $ 1,346
                                                                                                            34 (1)
                                                              =======      =======       =======       =======        =======
          Inventory valuation allowance                       $ 9,560      $ 1,136       $   305 (2)   $ 1,213 (5)    $ 9,929
                                                                                             141 (1)
                                                              =======      =======       =======       =======        =======
          Valuation allowance for deferred                    $31,675      $12,390       $    --       $    --        $44,065
               tax assets

                                                              =======      =======       =======       =======        =======
          Accrued product warranty liability                  $ 2,159      $ 2,473       $    --       $ 2,458 (4)    $ 2,007
                                                                                                           143 (2)
                                                                                                            24 (1)
                                                              =======      =======       =======       =======        =======

YEAR ENDED DECEMBER 31, 1995: *
          Allowance for doubtful accounts                     $ 1,696      $   314       $    30 (1)   $   545 (3)    $ 1,507
                                                                                              12 (6)
                                                              =======      =======       =======       =======        =======
          Inventory valuation allowance                       $ 9,582      $ 2,125       $   273 (1)   $    74 (2)    $ 9,560
                                                                                              30 (6)     2,376 (5)
                                                              =======      =======       =======       =======        =======
          Valuation allowance for deferred                    $68,910      $    --       $  --         $15,550 (2)    $31,675
               tax assets                                                                               17,000 (7)
                                                                                                         4,685 (8)
                                                              =======      =======       =======       =======        =======
          Accrued product warranty liability                  $ 1,925      $ 1,121       $   404 (2)   $ 1,342 (4)    $ 2,159
                                                                                              42 (1)
                                                                                               9 (6)
                                                              =======      =======       =======       =======        =======


*   Restated to conform to the 1997 presentation (continuing operations).

(1) Foreign exchange adjustments.

(2) Reclassifications and adjustments.

(3) Uncollectible accounts written off, net of recoveries.

(4) Product warranty claims honored during the year.

(5) Charges against inventory valuation account during the year.

(6) Opening balance of companies acquired during the year.

(7) Adjustment due to revaluation of realizable tax benefit.

(8) Utilization of net operating loss carryforwards by discontinued operations.

(9) In conjunction with the Acquisition of the Company and purchase accounting adjustments as of August 28, 1997, the reserves were reset to zero.


                                       S-1